Exhibit 99.1

HealthLynked Corp. Announces Second Quarter 2017 Financial Results

August 15, 2017

Naples, FL- (Aug 15, 2017) – HealthLynked Corp. (OTCQB:HLYK) today announced its second quarter 2017 financial results. The Company reported revenue of $516,798, and an operating loss of $482,570 that included approximately $125,000 of legal, accounting and other expenses related to our initial public filings and approximately $150,000 of incremental salary and benefits related to the growth of the HealthLynked Network compared with the second quarter of 2016. These results compare with revenue of $502,278 and operating loss of $183,287 in the second quarter of 2016.

Dr. Michael Dent, Chairman and Chief Executive Officer stated, “Naples Women’s Center (NWC), our wholly owned OB/GYN medical practice, had a very strong quarter with $516,798 in revenue compared to last quarter of $476,118 in revenue - a 9% increase.” He continued, “Having NWC has been extremely beneficial to the HealthLynked Network allowing our development team continued feedback from our physician providers and opportunities to gauge patient adoption and utilization of our network. We have also launched sales efforts in three cities in Florida - Orlando, Tampa and Jacksonville. Our initial results are very promising. The Network, its functionality and value it brings are being well received by the physician community.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and healthcare providers to improve healthcare. The HealthLynked Network is a cloud-based platform that allows patients to enter their medical history, medications, allergies, past surgeries and medical records in one secure, convenient, online location, free of charge.

Participating healthcare providers realize benefits that include the ability to see more patients, access more accurate patient information, participate in our telemedicine program, improve patient retention and increase online filling of vacancies especially last minute cancelations using our “real-time appointment scheduling” mobile application. Healthcare providers pay a monthly fee to increase online visibility, recruit new patients, retain existing patients and improve office efficiencies.

For additional information about HealthLynked Corp. visit www.healthlynked.com

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company's ability to gain new customers, offer new types of services, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's filings with the SEC.

Company Contact:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

Investor Relations contact:

J Charles Assets

Jay Hetrick

Jhetrick@jcharlesassets.com